                                                                     EXHIBIT 3.1

           FILED
   IN THE OFFICE OF THE
 SECRETARY OF STATE OF THE
       STATE OF NEVADA

         JUN 30 1999
        No C5982 - 86
       /s/ DEAN HELLER
DEAN HELLER, SECRETARY OF STATE


                       RESTATED ARTICLES OF INCORPORATION
                               WITH AMENDMENTS OF
                                  e-MedSoft.com

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned corporation, e-MedSoft.com, pursuant to the provisions of the General Corporation Law of Nevada, does hereby adopt these Restated Articles of Incorporation with Amendments.

     On June 30, 1999, the Board of Directors and Shareholders holding a majority of the voting power of the Corporation approved and adopted the following resolution:

     RESOLVED: That the Corporation's Articles of Incorporation, as amended, be amended in their entirety, and that such amended Articles of Incorporation be restated and filed with the Nevada Secretary of State in the manner prescribed by the General Corporation Law of Nevada.

     These Restated Articles of Incorporation with Amendments shall not effect any exchange, reclassification, or cancellation of issued shares, nor shall they effect a change in the amount of stated capital.

     THE CORPORATION'S ARTICLES OF INCORPORATION ARE HEREBY AMENDED AND RESTATED TO READ AS FOLLOWS:

                                    ARTICLE I
                                      NAME

     The name of the Corporation is: e-MedSoft.com

                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

     The address of the registered office of the Corporation is One East First Street, Keno, Nevada 89501, and the name of the registered agent at such address is Corporation Trust Co. of Nevada. Either the registered office or the registered agent may be changed in the manner permitted by law.

                                   ARTICLE III
                                     PURPOSE

     The Corporation may engage in any lawful activity.

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                                   ARTICLE IV
                                 CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue is 100,000,000 shares of $.001 par value each, which shares shall be designated "Common Stock"; and 5,000,000 shares of $.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the General Corporation Law of Nevada.

     1. DIVIDENDS. Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

     Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

     2. DISTRIBUTION IN LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

     3. REDEMPTION. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share.

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No such purchase or retirement shall be made if the capital of the Corporation would be impaired thereby.

     If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

     From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

     4. VOTING RIGHTS; CUMULATIVE VOTING. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the General Corporation Law of Nevada, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Cumulative voting shall not be allowed in the election of directors of this Corporation.

     Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

     5. DENIAL OF PREEMPTIVE RIGHTS. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

     6. CONVERSION RIGHTS. Holders of shares of Preferred Stock may be granted the right to convert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock.

                                   ARTICLE V
                               BOARD OF DIRECTORS

     The members of the governing board of the Corporation shall be styled as directors. The Board of Directors shall consist of at least one (1) member, which number may be increased or

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decreased, to not less than one (1), by resolution of the Board of Directors.
The name and address of the Director of the Corporation as of the date of these Restated Articles of Incorporation with Amendments is as follows:

                           John Andrews
                           1300 Marshlanding Parkway, Suite 106
                           Jacksonville, Florida 32250

                                   ARTICLE VI
                                      TERM

     The Corporation shall have perpetual existence.

                                  ARTICLE VII
                                INDEMNIFICATION

     Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

     Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

     The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

                                  ARTICLE VII
                       DIRECTORS' AND OFFICERS' LIABILITY

     A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of NRS 78.300. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                   ARTICLE IX
                                   AMENDMENTS

     The Corporation reserves the right to amend its Articles of Incorporation from time to time in accordance with the General Corporation Law of Nevada.

                                   ARTICLE X
                        ADOPTION AND AMENDMENT OF BYLAWS

     The initial Bylaws of the Corporation shall be adopted by its board of directors. Subject to repeal or change by action of the shareholders, the power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

     IN WITNESS WHEREOF, the undersigned officers, for and on behalf of the Corporation have signed these Restated Articles of Incorporation with Amendments this 30th day of June 1999.

                                            e-MedSoft.com

ATTEST:


/s/ Margaret Harris                         By:     /s/ John Andrews
---------------------------------               --------------------------------
Margaret Harris, Secretary                      John Andrews, President

                                 ACKNOWLEDGMENT

STATE OF Colo    )
                 ) ss.
COUNTY OF Denver )

     On this 30 day of June 1999, personally appeared before me, a Notary Public, John Andrews and Margaret Harris, President and Secretary, respectively, of e-MedSoft.com, to acknowledged to me that he executed the foregoing instrument.

[SEAL]                             /s/ Virginia M. Anglada             4/21/2002
                                  ----------------------------------------------
                                  Notary Public in and for said County and State
                                   Virginia M. Anglada, Notary Public

               THIS FORM SHOULD ACCOMPANY AMENDED AND/OR RESTATED
               ARTICLES OF INCORPORATION FOR A NEVADA CORPORATION

                                                             FILED
                                                      IN THE OFFICE OF THE
                                                   SECRETARY OF STATE OF THE
                                                        STATE OF NEVADA
                                                          JUN 30 1999
                                                          No. C5982-86
                                                        /s/ DEAN HELLER
                                                 -------------------------------
                                                 DEAN HELLER, SECRETARY OF STATE

1.  Name of corporation: e-MedSoft.com

2.  Date of adoption of Amended and/or Restated Articles: June 30, 1999

3.  If the articles were amended, please indicate what changes have been made:

    (a) Was there a name change? Yes / / No /X/. If yes, what is the new name?

    (b) Did you change your resident agent? Yes / / No /X/. If yes, please indicate new address:

    (c) Did you change the purposes? Yes /X/ No / /. Did you add Banking? / /, Gaming? / /, Insurance / /, None of these? /X/.

    (d) Did you change the capital stock? Yes / / No / /. If yes, what is the new capital stock?

        100,000,000 shares of $.001 par value common stock (previously authorized) 5,000,000 shares of $.001 par value preferred stock (new)

    (e) Did you change the directors? Yes /X/ No / /. If yes, indicate the change: John Andrews - sole director

    (f) Did you add the directors liability provision? Yes /X/ No / /.

    (g) Did you change the period of existence? Yes / / No /X/. If yes, what is the new existence?

    (h) If none of the above apply, and you have amended or modified the articles, how did you change your articles? ____________________________

    ____________________________________________________________________________

    ____________________________________________________________________________


                                                   /s/ John Andrews, President
                                               ---------------------------------
                                                   Name and Title of Officer
                                                        June 30, 1999
                                               ---------------------------------
                                                             Date

STATE OF Colorado  )
                   ) ss.
COUNTY OF Denver   )


On June 30, 1999, personally appeared before me, a Notary Public, John Andrews, who acknowledged that he/she executed the above document.


                                             /s/ Virginia M. Anglada   4/21/2002
                                             -----------------------------------
                                                      Notary Public
                                             Virginia M. Anglada, Notary Public

[SEAL]

[STAMP/SEAL]

                                                                         ($ 100)

                                                                  MANUALLY
                                                                  EXECUTED

      FILED # C5982-86

         OCT 03 2000
       IN THE OFFICE OF
        /s/ DEAN HELLER
DEAN HELLER, SECRETARY OF STATE

                           CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                         INCREASING AUTHORIZED STOCK OF
                                  e-MedSoft.com

     e-MedSoft.com, a corporation duly organized under the Nevada General Corporation Law, does hereby certify as follows:

     FIRST: ARTICLE IV of the Articles of Incorporation is hereby amended to read as follows:

                                   ARTICLE IV
                                 CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue is 200,000,000 shares of $.001 par value each, which shares shall be designated "Common Stock"; and 5,000,000 shares of $.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the General Corporation Law of Nevada.

     1. DIVIDENDS. Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

     Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

     2. DISTRIBUTION IN LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

     3. REDEMPTION. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the Corporation would be impaired thereby.

     If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

     From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

     4. VOTING RIGHTS; CUMULATIVE VOTING. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the General Corporation Law of Nevada, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Cumulative voting shall not be allowed in the election of directors of this Corporation.

     Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

     5. DENIAL OF PREEMPTIVE RIGHTS. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

     6. CONVERSION RIGHTS. Holders of shares of Preferred Stock may be granted the right to convert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock.

     SECOND: The foregoing Amendment was adopted by written unanimous consent of the Board of Directors of the Corporation on July 12, 2000, in accordance with the provisions of Section 78.315 of the Nevada General Corporation Law.

     THIRD: The foregoing Amendment was adopted by Stockholders holding at least a majority of the voting power of the Corporation on September 7, 2000, in accordance with the provisions of Section 78.390 of the Nevada General Corporation Law.

     IN WITNESS WHEREOF, the undersigned officers, for and on behalf of the Corporation have signed this Certificate of Amendment to Articles of Incorporation this 20th day of September 2000.

                                           e-MEDSOFT.COM

ATTEST:


/s/ Margaret Harris                        By:   /s/ John Andrews
-------------------------------               ---------------------------------
Margaret Harris, Secretary                    John Andrews, President


                                 ACKNOWLEDGMENT

STATE OF COLORADO  )
                   ) ss.
COUNTY OF DENVER   )

         On this 20th day of September, 2000, personally appeared before me, a Notary Public, John Andrews and Margaret Harris, President and Secretary, respectively, of e-MedSoft.com, to acknowledged to me that he executed the foregoing instrument.

                                  /s/ Erminia M. Palm
                                  ----------------------------------------------
                                  Notary Public in and for said County and State

                                                                     ($ 150) T/A

      FILED # C5982 - 86

         AUG 06 2001

       IN THE OFFICE OF
       /s/ DEAN HELLER
DEAN HELLER, SECRETARY OF STATE

                      CERTIFICATE OF DESIGNATION OF SERIES

                   AND DETERMINATION OF RIGHTS AND PREFERENCES

                    FOR SERIES A CONVERTIBLE PREFERRED STOCK

                                OF E-MEDSOFT.COM,

                              A NEVADA CORPORATION

     John Andrews certifies that:

     A. He is the President and Secretary of e-MedSoft.com, a Nevada corporation (the "Corporation").

     B. The Corporation's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock, $0.001 par value each (the "Preferred Stock"), which may be issuable from time to time in one or more series.

     C.   Pursuant to the authority conferred on the Board of Directors by
Article IV of the Articles of Incorporation, and pursuant to the provisions of
Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, at a meeting duly held on August 1, 2001, adopted resolutions providing for the designation and issuance of a series of 500,000 shares of convertible preferred stock of the Corporation, $0.001 par value each (the "Series A preferred Stock").

     D. The Certificate of Designation creating the powers, designations, preferences, limitations, restrictions and rights of the Series A Preferred Stock reads as follows:

1.   DIVIDENDS.

     1.1 The holders of Series A Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors and out of funds legally available therefore dividends per share at a rate equal to the amount of dividends payable per share of the Corporation's common stock, $0.001 par value (the "Common Stock") multiplied by one hundred (100).

     1.2 In no event, so long as any shares of Series A Preferred Stock remain outstanding shall any dividend whatsoever be declared or paid upon, whether in cash or property, nor shall any distribution be made upon, any Common Stock, other than a dividend or distribution payable solely in shares of Common Stock, nor shall any shares of Common Stock be purchased or redeemed by the Corporation, (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit or require the Corporation to repurchase such shares upon termination of services to the Corporation from former employees or in exercise of the Corporation's right of first refusal upon a proposed transfer) nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any shares of Common Stock, unless (i) all accrued and unpaid dividends are first declared and paid for all periods after the Original Issue Date with respect to the Series A Preferred Stock and (ii) the holders of the outstanding shares of Series A Preferred Stock shall have been converted pursuant to Section 3 below to amounts as if the Series A Preferred Stock had been converted pursuant to
Section 3 below to shares of Common Stock. After payment or setting apart for payment of all preferential amounts payable to the holders of Series A Preferred Stock, any dividends declared or paid upon any Common Stock shall be distributed to the holders of Common Stock and Series A Preferred Stock on a pro rata basis as though such holders of Series A Preferred Stock were the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible as of the record date fixed for declaration of such distribution.

2.   LIQUIDATION EVENT.

     2.1 Each share of Series A Preferred Stock is entitled to a preference upon a Liquidation Event (as defined below) equal to $100 per share, plus accrued but unpaid cumulative dividends, whether or not declared (in the aggregate, "Liquidation Payments"). After the payment or setting apart for payment of all preferential amounts payable to the holders of Series A Preferred Stock pursuant to this Section 2, all remaining assets and surplus funds shall be distributed to the holders of Common Stock and Series A Preferred Stock PRO RATA as converted basis as though such holders of Series A Preferred Stock were the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible as of the record date fixed for declaration of such distribution. The Corporation must give written notice of a Liquidation Event (stating a payment date, the amount of the Liquidation Payment and the place where said sums shall be payable) by first class mail, postage prepaid, not less than thirty (30) or more than sixty (60) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock and the Common Stock, such notice to be addressed to each shareholder at its mailing address as shown by the records of the Corporation. A "Liquidation Event" shall be a liquidation, dissolution or winding up of the Corporation. A Liquidation Event shall not include any transaction whereby the Corporation shall merge into or consolidate with any other corporation or other such transaction.

     2.2 In the event of a Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of the Company. Any securities shall be valued as follows:

          (a) Securities not subject to investment letter or other similar restrictions on free marketability:

          (1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

          (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

          (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

          (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Paragraph 2.2(a) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

If the consideration received is both other than cash or securities, its value will be deemed its fair market value as determined in good faith by the Board of Directors of the Company.

     2.3 In the event the requirements of this Paragraph 2 are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Series A Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Paragraph 2.1 above.

3.   CONVERSION.

     3.1 AUTOMATIC CONVERSION. Subject to the terms and conditions of this Paragraph 3.1, each Share of Series A Preferred Stock will be converted automatically without any further action on the part of any holder or the Company, and shall thereafter represent 100 shares of Common Stock (the "Conversion Ratio") upon the date upon which a majority of the shareholders of the Corporation approve the issuance of the Common Stock upon conversion of the Series A Preferred Stock at the Conversion Ratio (an "Automatic Conversion Event"). Upon the occurrence of an Automatic Conversion Event, each holder of Series A Preferred Stock shall be unconditionally obligated to surrender to the Corporation the certificates representing each Series A Preferred Stock of such holder, and the Corporation shall be unconditionally obligated to issue to such holder in exchange for each such Series A Preferred Stock a certificate representing one hundred shares (100) of Common Stock. Except as provided in
Section 3.2, holders of Series A Preferred Stock cannot exchange their Series A Preferred Stock voluntarily.

     3.2 OPTIONAL CONVERSION. Each holder of any Shares of Series A Preferred Stock may elect to convert some or all of such Shares at the Conversion Ratio upon the date on which the Corporation's Common Stock is removed from or is held, without any right of appeal, to be ineligible for trading on the American Stock Exchange, LLC, or successor exchange (such removal or holding shall be referred to herein as an "Optional Conversion Event"). Upon an Optional Conversion Event, the right of any holder to convert some or all of his or her Shares of Series A Preferred Stock may be exercised by such holder by giving written notice to the Corporation that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the

Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock are to be issued.

     3.3 ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. On the first business day following an Automatic Conversion Event or the submission by a holder of the notice described in Section 3.2 subsequent to an Optional Conversion Event, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which the earliest Automatic Conversion Event or election subsequent by a holder subsequent to an Optional Conversion Event shall have occurred, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease (with respect to the shares of Series A Preferred Stock), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

     3.4  FRACTIONAL SHARES: DIVIDENDS; PARTIAL CONVERSION.

          (a) No fractional shares shall be issued upon conversion of the Series A Preferred Stock into Common Stock.

          (b) Upon conversion of any shares of Series A Preferred Stock, the holder of the shares of Series A Preferred Stock so converted shall be entitled to receive any accrued but unpaid cumulative dividends with respect to such shares of Series A Preferred Stock, provided that the record date for such dividends shall have been on or before the date such shares shall have been converted. No payment or adjustment shall be made on account of dividends declared and payable to holders of Common Stock of record on a date prior to the date of conversion.

     3.5 STOCK DIVIDENDS. If the Corporation declares a dividend or makes any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, such dividend or distribution shall be deemed to have been issued or sold without consideration.

     3.6 SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides its outstanding shares of Common Stock into a greater number of shares or declares or pays a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation are combined into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately increased.

     3.7 RECORD DATE. If the Corporation takes a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, any rights to subscribe for or to purchase, or any options for the purchase of Common Stock or any stock or securities convertible or exchangeable for Common Stock (such rights or options being defined herein as "Options", and such convertible or exchangeable stock or securities being herein defined as "Convertible Securities") or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     3.8 ISSUANCE OF COMMON STOCK UPON CONVERSION EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not make any adjustment of the Conversion Ratio upon the issuance of shares of Common Stock upon conversion of Series A Preferred Stock.

     3.9 REORGANIZATION OR RECLASSIFICATION. Except for Liquidation Events (which shall be governed by Paragraph 2 above), if any capital reorganization or reclassification of the capital stock of the Corporation is effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision (in form and substance satisfactory to the holders of at least a majority of the outstanding shares of Series A Preferred Stock) must be made whereby each holder of a share or shares of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Ratio in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all its assets and properties, unless prior to consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding) executed and mailed or delivered to each holder of shares of Series A Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

     3.10 NOTICE OF ADJUSTMENT. Upon any adjustment of the Conversion Ratio, then and in each such case the Corporation must give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Ratio resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     3.11 OTHER NOTICES. If at any time:

          (a) the Corporation declares any dividend upon its Common Stock payable in cash or stock or makes any other distribution to the holders of the Common Stock;

          (b) the Corporation offers for subscription PRO RATA to the holders of its Common Stock any additional shares of stock of any class or other rights;

          (c) there is any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

          (d) there is a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

          (e)  a Liquidation Event;

then the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least ten (10) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least ten (10) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     3.12 STOCK TO BE RESERVED. The Corporation must at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Ratio if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of Convertible Securities, including upon conversion of the Series A Preferred Stock, would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation. If at any time the number of authorized but unissued shares of Common Stock are insufficient to effect the conversion of all of the then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate actions as may be necessary to increase its authorized but misused shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     3.13 NO REISSUANCE OF SERIES A PREFERRED STOCK. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

     3.14 ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

     3.15 CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock.

     3.16 DEFINITION OF COMMON STOCK. As used in this Paragraph 3, the term "Common Stock" means and includes the Corporation's authorized Common Stock as constituted on the date of filing of this Certificate of Designation and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

4. VOTING. Except as otherwise provided by law and herein, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters to be voted on by the shareholders of the Corporation, and each holder of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series A Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote. The holder of each share of Series A Preferred shall be entitled, notwithstanding any provision hereof, in notice of any shareholders' meeting, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis shall be rounded to the nearest whole number (with one-half being rounded upward).

5. RESTRICTIONS. (a) Subject to Subsection (b), at any time when shares of Series A Preferred Stock are outstanding, and in addition to any other vote of shareholders required by law or by the Corporation's Certificate of Incorporation, without the prior consent of the holders of at least fifty percent (50%) of the outstanding Series A Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series A Preferred Stock shall vote together as a single class, the Corporation shall not:

     (i) In any manner issue or grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase Preferred Stock, Common Stock, Options or Convertible Securities; PROVIDED, HOWEVER, that the Corporation may (A) issue Options or Convertible Securities to employees of the Corporation that are convertible into an aggregate amount of up to 7,000,000 shares of Common Stock, and (B) may issue and sell an unspecified number of shares of Common Stock pursuant to that certain Securities Purchase Agreement with San Diego Asset Management, Inc., dated as of July 16, 2001;, and PROVIDED, FURTHER, in no event shall the Corporation issue any such Preferred Stock, Common Stock, Option, Convertible Securities or other securities which would adversely affect the preferences, rights, privileges or powers of, or the restriction provided for the benefit of, the Series A Preferred Stock;

     (ii) Amend, modify or repeal any provisions of, or add any provision to, the Corporation's Articles of Incorporation, Bylaws or this Certificate of Designation if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

     (iii) Reclassify any Preferred or Common Stock into a class or series of capital stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

     (iv) Purchase or set aside any funds for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than Series A Preferred Stock, except for the purchase of shares of Common Stock from former employees of the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee of the Corporation for such shares;

     (b) The provisions and restrictions set forth in subsection (a) shall terminate at such time as there are fewer than 250,000 shares of Preferred Stock outstanding.

6. REDEMPTION. Except as provided in this Section 6, no holder of the Series A Preferred Stock shall have the right to cause the Corporation to redeem any shares of Series A Preferred Stock. If by February 28, 2003, (i) an Automatic Conversion Event has not occurred, and (ii) the shares of Common Stock into which the Series A Preferred Stock are convertible are not included in a registration statement that has been declared effective by the Securities and Exchange Commission to permit resale of such shares of Common Stock, then each holder of the Series A Preferred Stock shall have the right and option by delivery of written notice to the Corporation ("Notice of Redemption") to require the Corporation to redeem all or part of the shares of Series A Preferred Stock owned by such holder out of funds legally available therefor for the Redemption Price. The Redemption Price means an amount of money (the "Redemption Amount") equal to the product of (A) the quotient of (i) the number of shares of Series A Preferred Stock covered by the Notice of Redemption divided by (ii) the total of all shares of Series A Preferred Stock then outstanding ("Redemption Percentage") multiplied by (B) 590,000,000. Upon the closing of and in addition to any such redemption, a member of unexercised warrants that were issued concurrently with the issuance of the Series A Preferred Stock (the "Warrants") held by such holder shall be automatically canceled for no additional consideration. The number of unexercised Warrants to be canceled shall be determined by multiplying the Redemption Percentage for such holder by 20,000,000, as such number may be adjusted from time to time pursuant to the Warrants.

     No share of the Corporation's capital stock shall be entitled to any dividends, if any portion of the Redemption Amount remains unpaid. Any Series A Preferred Stock redeemed pursuant to this Section will be canceled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

     7. NO IMPAIRMENT. The Company will not, be amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect and effectuate the conversion rights of the holders of the Series A Preferred.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, John Andrews, as President and Secretary, acting for and on behalf of the Corporation, has hereunto set his hand this 2 day of August, 2001.

                                          By: /s/ John Andrews
                                              -----------------------------
                                          Name:  John Andrews
                                          Title: President and Secretary of
                                                 e-MedSoft.com


                               [SIGNATURE PAGE TO
                    CERTIFICATE OF DESIGNATION OF SERIES AND
        DETERMINATION OF RIGHTS AND PREFERENCES FOR SERIES A CONVERTIBLE
                        PREFERRED STOCK OF E-MEDSOFT.COM]

[GRAPHIC]                                                  FILED # C5982-86

   DEAN HELLER                                               JAN 08 2002
SECRETARY OF STATE
                                                        IN THE OFFICE OF
DEAN HELLER                                             /s/ Dean Heller
                                                 DEAN HELLER, SECRETARY OF STATE

                                 CERTIFICATE OF
                                    AMENDMENT
                             PURSUANT TO NRS 78.385
                                    AND 78.390

Important: Read attached instructions before completing form.

             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
         (PURSUANT TO NRS 78.385 AND 78.330 - AFTER ISSUANCE OF STOCK)
                              - REMIT IN DUPLICATE -


1. Name of corporation:  E-MEDSOFT.COM

2. The articles have been amended as follows (provide article numbers, if available):

A. ARTICLE I The name of the Corporation is: Med Diversified, Inc.

B. The first sentence of ARTICLE IV is amended to read: "The aggregate number of shares which this Corporation shall have authority to issue is 400,000,000 shares of $.001 par value each, which shares shall be designated "Common Stock"; and 5,000,000 shares of $.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of Incorporation have voted in favor of the amendment is :_____________.* [ILLEGIBLE]

4. Officer Signature (Required):

                                           Frank Magliochetti, Jr.
/s/ Frank Magliochetti, Jr.                Chief Executive Officer
----------------------------------         ----------------------------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or [ILLEGIBLE] of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

                                           Nevada Secretary of State Form
                                           78.385 PROFIT AMENDMENT 1999.01
                                                Revised on: 7.21.01

[SEAL]